UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 14, 2012

Main Street Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-33723	41-2230745
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Post Oak Boulevard, Suite 800, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 350-6000

Not Applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                                             Submission of Matters to a Vote of Security Holders.

Our Annual Meeting of Stockholders was held on June 14, 2012.  As of April 2, 2012, the record date, 27,061,484 shares of common stock were eligible to be voted, and 17,798,971 of those shares were voted in person or by proxy at the Annual Meeting. Stockholders were asked to consider and act upon:

•                  Proposal No. 1 — The election of each of the members of our Board of Directors for a term of one year; and

•                  Proposal No. 2 — A proposal to authorize us, with the approval of our Board of Directors, to sell shares of our common stock during the next twelve months at a price below our then current net asset value per share, subject to certain limitations described in our 2012 proxy statement (including that the number of shares sold in each offering does not exceed 25% of our outstanding common stock immediately prior to such sale).

Proposal 1 — Election of Directors

All nominees for a one-year term as listed in our 2012 proxy statement were elected.  The following votes were taken in connection with this proposal:

Director Nominee	Votes For	Votes Withheld

Michael Appling, Jr.	17,283,080	515,891

Joseph E. Canon	17,330,648	468,323

Arthur L. French	17,322,532	476,439

J. Kevin Griffin	17,431,838	367,133

Vincent D. Foster	17,528,486	270,485

Todd A. Reppert	17,135,101	663,870

Proposal 2 — Issuance of Shares Below Net Asset Value

The proposal to authorize us, with the approval of our Board of Directors, to sell shares of our common stock during the next twelve months at a price below our then current net asset value per share, subject to certain limitations described in our 2012 proxy statement (including that the number of shares sold in each offering does not exceed 25% of our outstanding common stock immediately prior to such sale) was approved.  The following votes were taken in connection with this proposal:

	Votes For	Votes Against	Abstentions

All Stockholders	16,589,260	1,060,350	149,361

Excluding Affiliates	13,393,738	1,060,350	149,361

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated June 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Capital Corporation

Date: June 14, 2012	By:		/s/ Dwayne L. Hyzak
		Name:	Dwayne L. Hyzak
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated June 14, 2012